UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2011

NEUROMETRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33351	04-3308180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

62 Fourth Avenue, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-9989
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                           Entry into a Material Definitive Agreement. and

Item 2.03                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 1, 2011, NeuroMetrix, Inc., or the Company, entered into a one year extension of its Loan and Security Agreement, or the credit facility, with Comerica Bank. The initial Loan and Security Agreement was signed on March 5, 2010. It permits the Company to borrow up to $7.5 million on a revolving basis. Amounts borrowed under the credit facility will bear interest equal to the prime rate plus 0.5%. Any borrowings under the credit facility will be secured by the Company’s cash, accounts, inventory, equipment, chattel paper, documents, general intangibles (excluding intellectual property), instruments, investment property and letter of credit rights.

The credit facility includes traditional lending and reporting covenants including that certain financial covenants applicable to liquidity are to be maintained by the Company. The credit facility also includes several potential events of default such as payment default, material adverse change conditions and insolvency conditions that could (i) cause interest to be charged at a rate two percentage points above the interest rate applicable immediately prior to the occurrence of the event of default, or (ii) for any uncured events of default, result in Comerica Bank’s right to declare all outstanding obligations immediately due and payable.

The Company intends to utilize the credit facility for ongoing operations and working capital needs. The First Modification to Loan and Security Agreement is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01                           Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	First Modification to Loan and Security Agreement between the Registrant and Comerica Bank, dated March 1, 2011. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROMETRIX, INC.

Date: March 3, 2011	/s/ THOMAS T. HIGGINS
Thomas T. Higgins
Senior Vice President, Chief Financial Officer and Treasurer